CALAMOS INVESTMENT TRUST

AMENDMENT NO. 11

TO

THE FOURTH AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

AMENDMENT NO. 11 to the Fourth Amended and Restated Agreement and Declaration of Trust dated as of May 15, 2012, as amended (the “Declaration of Trust”) of Calamos Investment Trust (the “Trust”), made as of the 12th day of December, 2017.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to approval of authorization of the executive committee of the Trust to (i) cure any ambiguity, correct or supplement any provision therein that may be inconsistent with any other provision therein, or correct any printing, stenographic or clerical errors or omissions, in order that the Declaration of Trust shall accurately reflect the understanding or agreement among the Trustees and/or Shareholders thereof; and (ii) provide the necessary information regarding: a change of address of the Trust and/or a change of name or address of its registered agent or registered office; and

NOW, THEREFORE, effective December 12, 2017, the Declaration of Trust is hereby amended as follows:

I. Article IV, Section 4.2 (l) of the Declaration of Trust is hereby amended to read in pertinent part as follows:

“(l) Conversion Rights.

(i) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of any Sub-Trust or class thereof shall have the right to convert said Shares into Shares of one or more other Sub-Trust or class thereof in accordance with such requirements and procedures as may be established by the Trustees.

(ii) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to convert a class of Shares of any Sub-Trust into another class of Shares of the same Sub-Trust in accordance with such requirements and procedures as may be established by the Trustees; provided that such conversion is to a class of Shares with total annual fund operating expenses lower than or equal to the existing class of Shares.”

The undersigned hereby certifies that Amendment No. 11 to the Fourth Amended and Restated Agreement and Declaration of Trust set forth above has been duly adopted in accordance with the provisions of the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has hereto set his hand as of the day and year first above written.

By:	/s/ J. Christopher Jackson
Name:	J. Christopher Jackson
Title:	Secretary